EXHIBIT 10.39
The Parties Listed in Schedule 1
Build-A-Bear Workshop, Inc.
Build-A-Bear Workshop UK Holdings Limited
Andrew Mackay
Sale and Purchase Agreement for sale of the entire issued share capital of Amsbra Limited

Date:	March 3, 2006
Document Number:	2309564.12
Matter Number:	0184713

 i

THIS AGREEMENT is dated March 3, 2006
PARTIES
(1)	The persons listed in Part 2 of Schedule 1 (Seller);

(2)	Build-A-Bear Workshop, Inc., a corporation organised under the laws of the state of Delaware whose principal office is at 1954 Innerbelt Business Centre, St. Louis, MO 63114-5760, USA in its capacity as Guarantor (“BABW”);

(3)	Build-A-Bear Workshop UK Holdings Limited, a company incorporated in England and Wales under number 05651132 whose principal office is at St Stephens House, Arthur Road, Windsor, Berkshire SL4 1RU (Buyer); and

(4)	Andrew Mackay of 10 Roseberry Crescent, Edinburgh EH12 5JY (AM).
BACKGROUND
(A)	The Company has an issued share capital of £39,894.56 divided into 2,737,149 ordinary voting ‘A’ shares of 1p each and 1,252,307 ordinary non-voting ‘B’ shares of 1p each.

(B)	Further particulars of the Company at the date of this agreement are set out in Schedule 1, Part 1.

(C)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.
AGREED TERMS
1	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: each of the audited financial statements of the Company up to the Accounts Date, including in each case the notes thereon and the auditor’s and Directors’ reports (copies of which are attached to the Disclosure Letter).

Accounts Date: 3lst December 2004.

‘A’ Ordinary Shares: all A ordinary voting shares in the capital of the Company.

‘B’ Ordinary Shares: all B ordinary non-voting shares in the capital of the Company.

BABW Loan: the loan of $4,425,000 from Build-A-Bear Workshop Franchise Holdings, Inc. to Amsbra Ltd.

Boldswitch Limited: a company registered in England and Wales under company number 02307096 whose registered office is at 10 Cornwall Terrace, London NW1 4QP.

Business: the business of the Company, namely the retail of build your own teddy bears.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Buyer’s Solicitors: Bryan Cave, 33 Cannon Street, London EC4M STE.

CAA 2001: the Capital Allowances Act 2001.

Claim and Substantiated Claim: have the meanings set out respectively in clause 8 (Limitations on claims).

Company: Amsbra Limited, a company incorporated and registered in England and Wales with company number 04537212 whose registered office is at St. Stephens House, Arthur Road, Windsor, Berkshire SL4 1RU further details of which are set out in Part 1 of Schedule 1.

Companies Acts: the Companies Act 1985 and the Companies Act 1989.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: has the meaning given in clause 5 (Completion).

Conditions: the conditions set out in Schedule 2 (Conditions).

Connected: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:
(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Director: each person who is a director or shadow director of the Company, the names of whom are set out in Part 1 of Schedule 1 .

Disclosed: fairly and clearly disclosed (with sufficient detail to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Letter: the letter from the Warrantors to the Buyer with the same date as this agreement that is described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle) and any further letter from the Warrantors to the Buyer on a date which is one day before the Completion Date which may contain further disclosures.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement.

Event: has the meaning given in Schedule 5 (Tax covenant).

Faber France: a company incorporated in France whose registered office is at 1 Bis, Rue Lanneau, 75005 Paris.

AM Options: the 294,615 options held by AM over 235,692 ‘A’ Ordinary Shares and 58,923 ‘B’ Ordinary Shares.

Group: in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

Guarantor: BABW.

HMRC: HM Revenue & Customs.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Individual Vendors: the Seller save for the Warrantors, Boldswitch Limited and Wittington Investments Limited.

Intellectual Property Rights: has the meaning given in paragraph 85 of Part 1 of Schedule 4 (Warranties).

Issued Shares: 3,989,456 issued and fully paid shares in the Company comprising 2,737,149 ‘A’ Ordinary Shares and 1,252,307 ‘B’ Ordinary Shares.

Lombard Finance Lease: an agreement with Lombard Finance Limited and the Company dated 8 April 2004 in relation to the stuffing machines, EPOS, computer equipment and air conditioning.

Management Accounts: the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company (including, in each case, any notes thereon) for the period of 12 months ended 31 December 2005 (a copy of which is attached to the Disclosure Letter).

Option Holders: Steven Bedford, Rupert Ashe, Sian Jones, Greg Pickers, James Hobbs, and Laura Neaves.

Pension Scheme: The Build-A-Bear Workshop Group Stakeholder Pension Scheme.

Previously-owned Land and Buildings: has the meaning given in paragraph 115 of Part 1 of Schedule 4 (Warranties).

Properties: has the meaning given in paragraph 111 of Part 1 of Schedule 4 (Warranties).

Sale Shares: the Issued Shares.

Seller’s Solicitors: Rosenblatt, 9-13 St. Andrew Street, London EC4A 3AF

Share Options: the 705,385 options held by the Option Holders at the date hereof to acquire 564,308 ‘A’ Ordinary Shares and 141,077 ‘B’ Ordinary Shares, a total of 705,385 shares in the Company.

Shareholders Agreement: an agreement between Amsbra Limited (1), the Investor Group (2), Rupert Ashe (3), Steven Bedford (4), Andrew Mackay (5) and The Trust Corporation of the Channel Islands Limited as the Trustees of the Granola Trust (6) dated 12 May 2003.

Subsidiary: in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Unless the context otherwise requires the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time.

Tax Covenant: the tax covenant in the form set out in Schedule 5 (Tax covenant) to be entered into and delivered at Completion.

Tax or Taxation: has the meaning given in Schedule 5 (Tax covenant).

Tax Claim: has the meaning given in Schedule 5 (Tax covenant).

Tax Warranties: the Warranties in Part 2 of Schedule 4 (Warranties).

Taxation Authority: has the meaning given in Schedule 5 (Tax covenant).

Taxation Statute: has the meaning given in Schedule 5 (Tax covenant).

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties in clause 7 (Warranties) and Schedule 4 (Warranties).

Warrantors: Rupert Ashe, Steven Bedford and Andrew Mackay.

Wittington Investments Limited: a company incorporated in England and Wales under company no. 00366054 and whose registered office is at Weston Centre, 10 Grosvenor Street, London WK 4QY.

1.2	Clause and schedule headings do not affect the interpretation of this agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6	A reference to a statute or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7	Writing or written includes faxes but not e-mail.

1.8	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10	Reference to this agreement include this agreement as amended or varied in accordance with its terms.

2.	CONDITIONS

2.1	Completion of this agreement is subject to the Conditions in Schedule 2 being satisfied or waived by the date and time provided in clause 2.4.

2.2	If any of the Conditions are not satisfied or waived by the date and time referred to in clause 2.1 and clause 2.4, this agreement shall cease to have effect immediately after that date and time except for:
(a)	the provisions set out in clause 2.3; and

(b)	any rights or liabilities that have accrued under this agreement.
2.3	The following provisions shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions:
(a)	clause 1 (Interpretation);

(b)	clause 2.2 and clause 2.3 (Conditions);

(c)	clause 14 (Confidentiality and announcements);

(d)	clause 17 (Whole agreement);

(e)	clause 18 (Variation and waiver);

(f)	clause 19 (Costs);

(g)	clause 20 (Notice);

(h)	clause 27 (Language); and

(i)	clause 28 (Governing law and jurisdiction).
2.4	The Warrantors and the Buyer shall use all reasonable endeavours (so far as lies within their respective powers) to procure that the Conditions in paragraphs 2 to 4 of Schedule

2 are satisfied and the Warrantors shall ensure that the Condition in paragraph 1 of Schedule 2 is satisfied as soon as practicable and in any event no later than 6.00 pm:
(a)	on 30 May 2006; or

(b)	at such other time and date as may be agreed in writing by the Warrantors and the Buyer.
2.5	The Buyer and the Warrantors shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including, but not limited to, the provision by all parties of all information reasonably necessary to make any notification or filing that the Buyer deems to be necessary or as requested by any relevant authority, keeping all parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

2.6	The Buyer may, to such extent as it thinks fit and is legally entitled to do so, waive any of the Conditions in Schedule 2 by written notice to the Seller.

3.	SALE AND PURCHASE

3.1	On the terms of this agreement and subject to the Conditions, the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

3.2	At Completion the Buyer will advance the sum of £500,000 to the Company to enable the Company to repay its loan obligation in such sum to Wittington Investments Limited and the Company will repay such sum to Wittington Investments Limited on Completion.

4.	PURCHASE PRICE

4.1	Subject to clause 4.2 below, the consideration for the Issued Shares is £5,500,000 payable in cash at Completion to the Seller’s Solicitors and shall be payable to the Seller in the amounts set out in column five of Schedule 1, Part 2.

4.2	The consideration to be paid under clauses 4.1 hereof shall be deemed to be reduced by the amount of any payment made to the Buyer:
(a)	for a breach of any Warranty; or

(b)	under the Tax Covenant.
5.	COMPLETION

5.1	Completion shall take place on the Completion Date at 2pm:
(a)	at the offices of the Buyer’s Solicitors; or

(b)	at any other place or time as agreed in writing by the Seller and the Buyer.

5.2	Completion Date means the first Business Day which is three Business Days after satisfaction or waiver of the Conditions, or if Completion is deferred in accordance with clause 5.7, the date to which it is deferred.

5.3	The Buyer shall use its best endeavours to give the Seller 7 days notice in writing of the expected Completion Date.

5.4	Each Seller undertakes to exercise the votes attaching to the Sale Shares held by it so as to procure to the extent that it is able that the Business shall be conducted in the manner provided in Part 3 of Schedule 3 (Completion) from the date of this agreement until Completion and the Warrantors give the Buyer the undertakings set out in that Schedule.

5.5	At Completion the Seller shall:
(a)	deliver or cause to be delivered the documents and evidence set out in Part 2 of Schedule 3;

(b)	procure that a board meeting of the Company is held at which the matters identified in Part 3 of Schedule 3 are carried out; and

(c)	deliver any other documents referred to in this agreement as being required to be delivered by the Seller.
5.6	At Completion the Buyer shall:
(a)	pay the consideration payable hereunder by telegraphic transfer to the Seller’s Solicitors (who are irrevocably authorised to receive the same). Payment in accordance with this clause shall constitute a valid discharge of the Buyer’s obligations under clause 4.1;

(b)	deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction, and the execution and delivery by the officers specified in such resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.
5.7	If the Seller does not comply with clause 5.5 in any material respect, the Buyer may, without prejudice to any other rights it has:
(a)	proceed to Completion; or

(b)	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

(c)	rescind this agreement.
5.8	The Buyer may defer Completion under clause 5.7 only once, but otherwise clause 5 applies to a Completion deferred under that clause as it applies to a Completion that has not been deferred.

5.9	As soon as possible after Completion the Seller shall send to the Buyer (at the Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company not required to be delivered at Completion and which are not kept at any of the Properties.

5.10	The parties agree that at Completion the Company shall have no indebtedness other than trade creditors accruing through the ordinary activities of the Company, the loan of £500,000 repayable to Wittington Investments Limited, the monies due under the Lombard Finance Lease and the monies due under the BABW Loan.

6.	INDEMNITY RELATING TO SHARE OPTIONS AND AM OPTIONS

6.1	The Warrantors shall indemnify the Buyer and the Company in respect of all losses, costs, liabilities, penalties and expenses (including without limitation reasonable legal and other professional fees) incurred by the Buyer or the Company which result from:
(a)	the continued existence of the Share Options and the AM Options following the date of Completion; and/or

(b)	the termination of the Share Options and the AM Options (whether defective or otherwise).
7.	WARRANTIES

7.1	The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

7.2	The Warrantors warrant to the Buyer that each Warranty (other than the Warranties in paragraph 5 and 6 of Schedule 4) is true, accurate and not misleading on the date of this agreement except as Disclosed and the Warrantors, Boldswitch Limited, Wittington Investments Limited and the Individual Vendors severally warrant to the Buyer that paragraphs 5 and 6 of Schedule 4 are true, accurate and not misleading on the date of this agreement in relation to such shares of the Company as are being sold by them.

7.3	The Warranties are deemed to be repeated on each day up to and including the Completion Date and any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in relation to any such repetition, as a reference to each such day.

7.4	The Seller and the Warrantors (in respect only of the warranties given by each of them respectively) shall ensure that the Company does not do or omit to do anything which would, at any time before or at Completion, be inconsistent with any of the Warranties, breach any Warranty or make any Warranty untrue or misleading.

7.5	Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Warrantors (or Boldswitch Limited, Wittington Investments Limited or the Individuals Vendors in relation to paragraphs 5 and 6 of Schedule 4) shall pay to the Buyer on demand:
(a)	the amount necessary to put the Company into the position it would have been in if the Warranty had not been breached or had not been untrue or misleading; and

(b)	all costs and expenses (including, legal and other professional fees and costs) incurred by the Buyer or the Company as a result of such breach or of the Warranty being untrue or misleading.

A payment made in accordance with the provisions of this clause 7.5 shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

7.6	If at any time before or at Completion the Warrantors (or Boldswitch Limited, Wittington Investments Limited and the Individual Vendors in relation to paragraphs 5 and 6 of Schedule 4) become aware that a Warranty has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it shall immediately:
(a)	notify the Buyer in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b)	if requested by the Buyer, use its best endeavours to prevent or remedy the notified occurrence.
7.7	If at any time before or at Completion it becomes apparent that a Warranty has been breached, is untrue or misleading, or that the Seller has breached any other term of this agreement that in either case is material to the sale of the Sale Shares, the Buyer may (without prejudice to any other rights it may have in relation to the breach):
(a)	rescind this agreement by notice to the Seller; or

(b)	proceed to Completion.
7.8	Warranties qualified by the expression so far as the Warrantors are aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Warrantors after they have made all reasonable and careful enquiries Provided That it is acknowledged that the Warrantors have not carried out any searches of the local authority in respect of the Properties.

7.9	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

7.10	With the exception of the matters Disclosed, no information of which the Buyer and/or its agents and/or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.

7.11	In accordance with clause 7.10 above the Buyer confirms that it does not at the date hereof know of any fact, matter or circumstance that entitles it to make a Claim against the Company, or any claim under the Tax Covenant.

8.	LIMITATIONS ON CLAIMS

8.1	The definitions and rules of interpretation in this clause apply in this agreement.

Claim: a claim for breach of any of the Warranties (excluding for the avoidance of doubt any claim under the Tax Covenant).

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

8.2	This clause limits the liability of the Seller in relation to any Claim and, where specified, any claim under the Tax Covenant.

8.3	The liability of the Seller for all Substantiated Claims and all claims under the Tax Covenant shall not exceed £3,300,000.

8.4	The Seller shall not be liable for a Claim unless:
(a)	the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds £5,000;

(b)	the amount of all Substantiated Claims that are not excluded under clause (a) when taken together, exceed £100,000, in which case the whole amount (and not just the amount by which the limit in this clause (b) is exceeded) is recoverable by the Buyer.
8.5	The Seller is not liable for a Claim or a claim under the Tax Covenant to the extent that the Claim or a claim under the Tax Covenant:
(a)	relates to matters Disclosed; or

(b)	relates to any matter specifically and fully provided for in the Accounts or the Management Accounts.
8.6	The Seller is not liable for a Claim or a claim under the Tax Covenant unless the Buyer has given the Seller notice in writing of the Claim or the claim under the Tax Covenant, summarising the nature of the Claim or claim under the Tax Covenant as far as it is known to the Buyer and the amount claimed:
(a)	in the case of a claim made under the Tax Warranties or the Tax Covenant, within the period of seven years beginning with the Completion Date; and

(b)	in any other case, within the period of 14 months beginning with the Completion Date, and unless proceedings in respect of which shall have been commenced and served on the relevant Seller within six months of the date of such notice save in respect of a notified Claim or claim under the Tax Covenant where liability is contingent on an act or omission of a third party in which case such period shall only run from the date upon which the Claim or claim under the Tax Covenant ceases to be contingent.

8.7	Nothing in clause 8 applies to a Claim or a claim under the Tax Covenant that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers.

8.8	The Warrantors shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

8.9	Where the Buyer or the Company is entitled to recover from some other person or entity, including (but without limitation) under the terms of any insurance policy of the Company, any sum in respect of any matter or event giving rise to a Claim, the Buyer shall endeavour to recover that sum at the Warrantors’ cost and, if any sum is so recovered, then either the amount payable by the Warrantors in respect of such Claim shall be reduced by an amount equal to the sum recovered or, if any amount shall already have been paid by the Warrantors in respect of such Claim, there shall be repaid to the Warrantors an amount equal to the sum recovered or, if less, the amount of such payment by the Warrantors.

8.10	If any Claim arises by reason of a liability of the Company which is a contingent liability when such Claim is notified to the Warrantors, then the Warrantors shall not be obliged to make any payment to the Buyer until such time as the contingent liability ceases to be contingent and becomes an actual liability.

8.11	If the same fact, matter, event or circumstance gives rise to more than one Claim, the Buyer shall not be entitled to recover more than once in respect of the same fact, matter, event or circumstance.

8.12	The Buyer shall not be entitled to recover any sum in respect of any Claim if and to the extent that it has already obtained reimbursement pursuant to a claim under the Tax Covenant or vice versa.

8.13	The Warrantors shall have no liability in respect of any Claim or under the Tax Covenant:
(a)	to the extent that the Claim in question arises, or is increased, as a result of any increase in rates of Taxation or any change in the law or published practice and/or interpretation of a Taxation Authority made after the date of Completion with retrospective effect; or

(b)	to the extent that the Claim in question arises, or is increased, as a result of any change in any accounting policy or practice of the Company made on or after Completion.
8.14	The amount of any Claim shall take into account the amount of any reduction in or relief from Taxation arising by virtue of the loss or damage in respect of which the Claim is made.

8.15	For the avoidance of doubt nothing in this clause 8 shall limit the Buyer’s obligation to mitigate any losses or damages which it may suffer in consequence of any breach by the Warrantors of any of the Warranties or any fact, matter, event or circumstance giving rise to a Claim.

8.16	The Buyer acknowledges and agrees with the Warrantors that is has not entered into this agreement in reliance on any representations, warranties or undertakings of any kind other than the Warranties (as qualified by the Disclosure Letter) where the Buyer’s only remedy (on an indemnity basis) shall be for breach of contract, and that, with the exception of representations made fraudulently, the Buyer will have no remedy against the Warrantors in respect of any representation made on or prior to the date of this agreement.

9.	WARRANTY AND INDEMNITY INSURANCE

9.1	The parties acknowledge that the Buyer will have taken out insurance cover with New Hampshire Insurance Company by the Completion Date. It is acknowledged that the insurance premium will be £100,000 and the excess on the policy will be £100,000 (“Excess”).

9.2	The Warrantors and the Buyer hereby agree that they shall not do any deliberate or intentional act to render such insurance policy void or voidable.

9.3	The Buyer agrees to pay the sum of £40,000 by way of contribution to the premium for such insurance cover which shall be payable on Completion. In the event of a claim under such insurance cover the Buyer will pay the Excess.

9.4	The Warrantors and the Buyer shall each provide the other copies of any information which they have supplied to the insurer for the purposes of obtaining the insurance cover prior to Completion.

10.	TAX COVENANT

On Completion, the Warrantors and the Buyer shall enter into the Tax Covenant in Schedule 5.

11.	RESTRICTIONS ON WARRANTORS AND WITTINGTON INVESTMENTS LIMITED

11.1	The Warrantors and Wittington Investments Limited, covenant severally with the Buyer that they shall not and Wittington Investments Limited shall procure that each of its Subsidiaries shall not:
(a)	at any time during the period of 4 years for the Warrantors and 2 years for Wittington Investments Limited beginning with the Completion Date, in any geographic areas in which any business of the Company was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

(b)	at any time during the period of 2 years beginning with the Completion Date:
(i)	offer employment to, enter into a contract for the services of or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly engaged in an executive or managerial position with the Company; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or
(c)	at any time after Completion, use in the course of any business:
(i)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company; or

(ii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or
(d)	at any time during a period of 12 months beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of those goods and/or services to the Company.
11.2	The covenants in this clause 11 are intended for the benefit of the Buyer and the Company and apply to actions carried out by the Warrantors and Wittington Investments Limited or any of its Subsidiaries in any capacity and whether directly or indirectly, on the Warrantors’ and Wittington Investments Limited’s or its Subsidiary’s own behalf or on behalf of any other person or jointly with any other person.

11.3	Nothing in this clause 11 prevents the Warrantors and Wittington Investments Limited or any of its Subsidiaries from holding for investment purposes only:
(a)	any units of any authorised unit trust; or

(b)	not more than 3% of any class of shares or securities of any company traded on the London Stock Exchange or the New York Stock Exchange; or

(c)	such shares in Faber France as they own at the date hereof.
11.4	Each of the covenants in this clause 11 is a separate undertaking and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 11. Each of the covenants in this clause 11 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

11.5	The consideration for the undertakings contained in this clause 11 is included in the consideration payable under clause 4.1 of this agreement.

12.	GUARANTEE

12.1	In consideration of the Seller entering into this agreement, the Guarantor unconditionally and irrevocably, as a continuing obligation, hereby guarantees to the Seller the proper and punctual observance and performance by the Buyer of all its obligations, commitments and undertakings under or pursuant to this agreement and agrees to indemnify the Seller against all loss, damages, costs and expenses which the Seller may suffer through or arising from a failure by the Buyer so to perform and observe any of its obligations, commitments and undertakings under or pursuant to this agreement provided that in respect of the guarantee and indemnity hereunder the Buyer’s failure to observe or perform the obligations, commitments and undertakings under or pursuant to this agreement results from the Buyer’s insolvency or liquidation. In the event of the Buyer’s insolvency or liquidation, the Guarantor at its discretion shall have the right to step in to the position of the Buyer and perform the Buyer’s obligations and receive the benefit of the Buyer’s rights under this agreement.

12.2	If a the Buyer fails as a result of the Buyer’s insolvency or liquidation to perform or observe any of the obligations, commitments or undertakings referred to in this agreement, the Guarantor shall forthwith upon demand unconditionally perform (or procure the performance or observance of) and satisfy (or procure the satisfaction of) the obligation, commitment or undertaking in regard to which this failure has occurred in the manner prescribed in this agreement and so that the same benefits shall be received by, or conferred on, the Seller as they would have had if such obligation, commitment or undertaking had been duly performed, observed and satisfied by the Buyer.

12.3	The Guarantor’s liability under this clause 12 shall remain in force until all of the Buyer’s obligations, commitments and undertakings under or pursuant to this agreement have been fully performed and discharged and all sums payable by the Buyer under this agreement have been fully paid. Nothing shall impair or discharge the Guarantor’s liability or obligations under this clause 12 and this shall apply, without limitation, in relation to:
(a)	the existence, validity, taking or renewal of any other guarantee, security, right of recourse, set off or combination or other right or interest held by the Seller in relation to this agreement or any demand or enforcement of, neglect to perfect, failure to demand or enforce or the release or waiver of any such guarantee, security, right of recourse, set off or combination or other right or interest; or

(b)	any amendment to or variation (howsoever substantial or material) of this agreement or any security or other document relating to this agreement or any assignment of this agreement or any waiver or departure from its terms or any such security or document; or

(c)	any release of, or granting of time or any other indulgence to, the Buyer or any other person; or

(d)	any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, disability, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity (including amalgamation) or loss of corporate identity by, the Buyer, the Seller, the Guarantor or any other person (or any act taken by the Buyer, the Seller, the Guarantor or any other person in relation to any such event); or

(e)	any other circumstances which might render void or unenforceable the obligations, commitments and undertakings of the Buyer under this agreement or which might affect the Sellers’ ability to recover amounts from the Buyer.
12.4	Demands may be made by the Seller under this clause 12 from time to time. The obligations of the Guarantor under this clause 12 are continuing obligations and shall extend to all of the obligations from time to time of the Buyer, regardless of any intermediate payment or discharge in whole or in part, and are in addition to and not in substitution for any other security which the Seller may now or in the future hold for the obligations of the Buyer under this agreement and may be enforced by the Seller without the Seller first having recourse to any such other security or taking any steps or proceedings against the Buyer.

12.5	Any release, compromise or discharge of the obligations of the Guarantor shall be deemed to be made subject to the condition that it will be void if any payment,

performance or security which may be or has been received by the Seller is set aside, refunded or reduced or proves invalid for whatever reason. If such condition is satisfied, the Seller shall be entitled to recover from the Guarantor on demand the value of such security or the amount of such payment as if such discharge, release, composition or arrangement had not been effected.

12.6	Any amounts payable under this clause 12 shall be paid in full without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise) unless such deduction or withholding is required by law, in which event the Guarantor shall pay to the Seller an additional amount so that the net amount received by the Seller will equal the full amount which the Seller would have received had no such deduction or withholding been made.

13.	TERMINATION OF THE SHAREHOLDERS AGREEMENT

13.1	The Sellers hereby agree to terminate the Shareholders Agreement with effect from the Completion Date.

14.	CONFIDENTIALITY AND ANNOUNCEMENTS

14.1	The Seller undertakes to the Buyer to keep confidential the terms of this agreement and all information which it has acquired about the Company and the Buyer’s Group (as such Group is constituted immediately before Completion) and to use the information only for the purposes contemplated by this agreement.

14.2	The Buyer undertakes to the Seller to keep confidential the terms of this agreement and all information that it has acquired about the Seller or its Groups (as such Groups are constituted immediately after Completion) and to use the information only for the purposes contemplated by this agreement.

14.3	The Buyer does not have to keep confidential or restrict its use of information about the Company after Completion.

14.4	A party does not have to keep confidential or to restrict its use of:
(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.
14.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 14:
(a)	to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of all the other parties; or

(c)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement); or

(d)	to the extent that the disclosure is required:
(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party’s interest in any legal proceedings, but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

14.6	Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

15.	FURTHER ASSURANCE

The Seller shall (at its expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time require for the purpose of giving full effect to the provisions of this agreement.

16.	ASSIGNMENT

16.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

16.2	Each party that has rights under this agreement is acting on its own behalf.

16.3	The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group or to any person to whom it transfers the Sale Shares.

16.4	If there is an assignment:
(a)	the Seller may discharge its obligations under this agreement to the assignor until it receives notice of the assignment; and

(b)	the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

17.	WHOLE AGREEMENT

17.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

17.2	Nothing in this clause 17 operates to limit or exclude any liability for fraud.

18.	VARIATION AND WAIVER

18.1	Any variation of this agreement shall be in writing and signed by or on behalf of each party.

18.2	Any waiver of any right under this agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

18.3	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

18.4	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

18.5	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

19.	COSTS

All costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

20.	NOTICE

20.1	A notice given under this agreement:
(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)	shall be sent for the attention of the person, and to the address or fax number, specified in this clause 20 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 20); and

(c)	shall be:
(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.
20.2	The addresses for service of notice are:
(a)	Steven Bedford (as Seller representative) Audley Mead 20 Bolton Avenue Windsor SL4 3JF

cc.	Rosenblatt 9-13 St Andrew Street London EC4A 3AF Tel: 020 7955 0880 Fax: 020 7955 0888

(b)	Build-A-Bear UK Holdings Limited St Stephens House Arthur Road Windsor Berkshire SL4 1RU

cc.	Bryan Cave 33 Cannon Street London EC4M 5TE Tel: 020 7246 5800 Fax: 020 7246 5858
20.3	A notice is deemed to have been received:
(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post or recorded delivery, 1 Business Day from the date of posting; or

(d)	in the case of airmail, 5 Business Days from the date of posting; or

(e)	if deemed receipt under the previous paragraphs of this clause 20.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.
20.4	To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

21.	INTEREST ON LATE PAYMENT

21.1	Where a sum is required to be paid under this agreement (other than under the Tax Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

21.2	The rate of interest shall be 2% per annum above the base lending rate for the time being of HSBC. Interest shall accrue on a daily basis and be compounded quarterly.

21.3	This clause 21 is without prejudice to any claim for interest under the law.

22.	SEVERANCE

22.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

22.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

23.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

24.	THIRD PARTY RIGHTS

24.1	Subject to clause 24.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

24.2	The following provisions are intended to benefit future buyers of the Sale Shares from the Buyer and, where they are identified in the relevant clauses, the Company, and shall be enforceable by them to the fullest extent permitted by law:
(a)	clause 7 (Warranties) and Schedule 4 (Warranties), subject to clause 8 (Limitations on claims);

(b)	clause 9 (Tax covenant) and Schedule 5 (Tax covenant);

(c)	clause 11 (Restrictions on the Warrantors and Wittington Investments Limited);

(d)	clause 14 (Confidentiality and announcements); and

(e)	clause 21 (Interest on late payment).
24.3	Each party represents to the other that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

25.	SUCCESSORS

The rights and obligations of the Seller and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

26.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

27.	LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

28.	GOVERNING LAW AND JURISDICTION

28.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

28.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.
This agreement has been entered into on the date stated at the beginning of it.

Schedule 1
PARTICULARS OF THE COMPANY AND SUBSIDIARIES
Part 1. The Company

Name:	Amsbra Limited

Registration number:	4537212

Registered office:	St Stephen’s House
Arthur Road
Windsor
Berkshire SL4 1RU

Authorised share capital Amount:	10,000
Divided into:	10,000 of £1 each

ISSUED SHARE CAPITAL	£ 39,894.56
Amount:	2,737,149 Ordinary A Shares and
Divided into:	1,252,307 Ordinary B Shares

Registered shareholders (and number of Sale Shares held):	(See part 2 below)

Beneficial owner of Sale Shares (if different) and number of Sale Shares beneficially owned:	As above

Directors and shadow directors:	Rupert Ashe, Nigel French, Andrew
Hugh Mackay, Steven Bedford

Secretary:	Rupert Ashe

Auditors	CLB Littlejohn Frazer

Registered Charges	2

Part 2 The Shareholders

			Non-	Total
		Voting	Voting	issued	Total
		A	B	share	Nominal	Consideration
		Shares	Shares	capital	value £	received £
1.	Wittington Investments Limited Weston Centre 10 Grosvenor Street London WK 4QY	925981	492909	1418890	14189	1956125

2.	NSS Trustees Limited & Simon Bentley on behalf of Regent’s Park Estates Pension Scheme c/o Simon Bentley Mishcon de Reya Summit House 12 Red Lion Sq. London WCIR 4QD	37068	28194	65262	653	89973

3.	Malcolm Dalgleish Esq. Dalgleish & Co. 80 Bond Street London W1S 1DD	113641	76130	189771	1898	261625

4.	Global Partners Limited (Nigel French) Century House 16 Par La Vile Road Hamilton, HM HX, Bermuda	103123	70600	173723	1737	239501

5.	Justin Kendrick Esq. 4 Binjai Hill Singapore	22308	17500	39808	398	54882

6.	Christopher John Newlands Sykes Esq. Kingswood Farm East Park Lane Newchapel Lingfield Surrey RH7 6HS	26500	17500	44000	440	60661

			Non-	Total
		Voting	Voting	issued	Total
		A	B	share	Nominal	Consideration
		Shares	Shares	capital	value £	received £
7.	Aero Systems SA (Michael Mitchell) 10 Chemin des Chasseurs, 1380 Ohain Belgium	37068	28194	65262	1160	89971

8.	Michael Mitchell [10 Chemin des Chasseurs 1380 Ohain Belgium]	0	50724	50724		69929

9.	Merville Limited c/o Seamus McLaughlin, Martin & Company, 25 St Thomas Street, Winchester S023 9DD	44616	35000	79616	796	109762

10.	Mrs Sue Buchan 53 Great King Street Edinburgh EH3 6RP	41558	54500	96058	961	132429

11.	Boldswitch Limited (British Land) 10 Cornwall Terrace London NW1 4QP	236116	160875	396991	3970	547305

12.	Steven Bedford Esq. Audley Mead 20 Bolton Avenue Windsor SL4 3JF	310000	0	310000	3100	427375

13.	The Granola Trust (Andrew Mackay) Trust Corporation of the Channel Islands Limited, PO Box 665, Rosenheath, The Grange, St Peter Port, Guernsey, GY1 3SJ	470000	0	470000	4700	647957

			Non-	Total
		Voting	Voting	issued	Total
		A	B	share	Nominal	Consideration
		Shares	Shares	capital	value £	received £
14.	Rupert Ashe Esq. Wall House No. 1 The Green Wimbledon SW19 5AZ	155000	5000	160000	1600	220581

15.	Angus Samuels 126 Jermyn St SW1Y 4UJ	28850	10413	39263	393	54130

16.	John Howard-Smith 126 Jermyn St SW1Y 4UJ	11540	4165	15705	157	21652

17.	Kenneth McKelvey 126 Jermyn St SW1Y 4UJ	57700	95825	153525	1535	211655

18.	Jonathan Punter 126 Jermyn St SW1Y 4UJ	31425	5206	36631	366	50502

19.	David Cule Lords Hill House Lords Hill Common Shamley Green Guildford GU5 0UZ	28850	46642	75492	755	104077

20.	Gary Jackson 152 Grosvenor Road SW1V 3JL	14425	14425	28850	289	39774

			Non-	Total
		Voting	Voting	issued	Total
		A	B	share	Nominal	Consideration
		Shares	Shares	capital	value £	received £
21.	Paul Rosenblatt Rosenblatt UK 603 Beetham Plaza The Strand Liverpool LS OXJ	22308	17500	39808	398	54882

22.	Philip Lewis Hines UK Queensberry House 3 Old Burlington St, W1S 3AE	19072	21005	40077	401	55252

	TOTAL SHARES	2737149	1252307	3989456	19421	5500000

Schedule 2
CONDITIONS
1.	The termination of the Share Options and of the AM Options.

2.	The completion of the purchase by the Buyer or a member of the Buyer’s Group of the entire issued share capital of The Bear Factory Ltd from Hamleys.

3.	The issue of an insurance policy by New Hampshire Insurance Company in terms reasonably satisfactory to the Purchaser and the Warrantors for the purpose of providing insurance cover in the event of a breach of warranty or a claim under the Tax Covenant.

Schedule 3
COMPLETION
Part 1. Conduct between exchange and completion
1.	The Warrantors undertake to procure and procures that each member of their Group(s) undertake to procure that the Business shall be conducted in the manner provided in this Part 3 of Schedule 3 from the date of this agreement to Completion.

2.	The Company shall carry on business in the normal course.

3.	The Company shall not:
(a)	dispose of any material assets used or required for the operation of its business; or

(b)	allot or agree to allot any shares or other securities, repurchase, redeem or agree to repurchase or redeem any of the shares; or

(c)	pass any resolution; or

(d)	enter into, modify or agree to terminate any Material Contract (as defined in Part 1 of Schedule 4); or

(e)	incur any capital expenditure on any individual item in excess of £20,000; or

(f)	borrow any sum in excess of £20,000; or

(g)	enter into any lease, lease hire or hire purchase agreement or agreement for payment on deferred terms; or

(h)	pay any dividend or make any other distribution of its assets; or

(i)	make, or agree to make, material alterations to the terms and conditions of employment (including benefits) of any of its directors, officers or employees; or

(j)	provide or agree to provide any non-contract benefit to any director, officer, employee or their dependants; or

(k)	dismiss any of its employees or employ or engage (or offer to employ or engage) any person; or

(l)	create any Encumbrance over any of its assets or its undertaking; or

(m)	institute, settle or agree to settle any legal proceedings relating to its business, except debt collection in the normal course of business; or

(n)	pay any management charge to the Seller; or

(o)	incur any liability to the Seller, other than trading liabilities incurred in the normal course of business; or

(p)	vary the terms on which it holds any of the Properties or settle any rent review; or

(q)	(make any material change to the accounting procedures or principles by reference to which its accounts are drawn up.
4.	The Company may do anything falling within paragraph 3 of this Schedule 3 if the Buyer has given prior written consent.

5.	The Company shall maintain in force insurance policies:
(a)	that have limits of indemnity at least equal to; and

(b)	the other terms of which are no less favourable than,
those policies of insurance maintained by the Company on the date of this agreement.

6.	The Warrantors shall use its best endeavours to maintain the trade and trade connections of the Company in the ordinary course of business.

7.	The Warrantors shall give to the Buyer as soon as possible full details of any material change in the business, financial position or assets of the Company.

8.	The Warrantors shall not:
(a)	induce, or attempt to induce, any of the employees of the Company, whether directly or indirectly, to terminate their employment before the Completion Date; or

(b)	incur any liabilities to the Company, other than trading liabilities incurred in the normal course of business.
9.	No amendment, other than one made solely to comply with legislative requirements, shall be made to any agreements or arrangements for the payment of pensions or other benefits on retirement:
(a)	to present or former directors, officers or employees of the Company; or

(b)	to the dependants of any of those people.
10.	The Warrantors shall, at the Buyer’s request and expense, provide the Buyer with such information or documents as it may reasonably require relating to the terms of employment or any other matter concerning any Employee or Worker or any body of employees or their representatives in the period prior to the Completion Date.

11.	The Warrantors shall, at the Buyer’s expense and subject to its obligations under the Data Protection Act 1998, give such assistance as the Buyer may reasonably require to contest any claim by anyone employed or engaged by the Company prior to the Completion Date or their representatives resulting from or in connection with this agreement.

Part 2. What the Seller shall deliver to the Buyer at Completion
1.	At Completion, the Seller shall deliver or cause to be delivered to the Buyer the following documents and evidence:
(a)	transfers of the Sale Shares executed by the registered holder in favour of the Buyer;

(b)	the share certificates for the Sale Shares in the name of the registered holder or an indemnity in the agreed form for any lost certificates;

(c)	the waivers, consents and other documents required to enable the Buyer to be registered as the holder of the Sale Shares;

(d)	irrevocable powers of attorney in agreed form given by the Seller in favour of the Buyer to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of all such shares is registered in the register of members;

(e)	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(f)	in relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(g)	the written resignation, executed as a deed and in the agreed form, of the directors and secretary of the Company from their offices and employment with the Company;

(h)	the written resignation of the auditors of the Company accompanied in each case by:
(i)	a statement that there are no circumstances connected with the auditors’ resignation which should be brought to the notice of the members or creditors of the Company; and

(ii)	a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company in accordance with section 394 of the Companies Act 1985;
(i)	signed copies of special resolutions of the Company in a form appropriate for filing at Companies House to adopt new articles of association of the Company in the form the Buyer requires;

(j)	a copy of the new articles of association of the Company appropriate for filing at Companies House;

(k)	a certified copy of the minutes of the board meetings held pursuant to Part 3 of this Schedule 3;

(l)	in relation to the Company:

(i)	statements from each bank at which the Company has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii)	all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

(iii)	details of their cash book balances; and

(iv)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered;

(v)	all title deeds and other documents relating to the Properties;

(vi)	evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 41 of Part 1 of Schedule 4 (Transactions with the seller) has been discharged;

(vii)	evidence, in agreed form, that the Company has been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of any other person;

(viii)	all charges, mortgages, debentures and guarantees to which the Company is a party and, in relation to each such instrument and any covenants connected with it:
(1)	a sealed discharge or release in the agreed form; and

(2)	a sworn and completed Form 403a (declaration that part of the property or undertaking charged has been released from the charge);

(3)	certified copy of the resolution adopted by the board of directors of the Seller (as applicable) authorising and approving the Transaction.
Part 3. Matters for the board meetings at Completion
2.	The Seller shall cause a board meeting of the Company to be held at Completion at which the matters set out in this Part 3 of this Schedule 3 shall take place.

3.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfer(s) being stamped at the cost of the Buyer.

4.	All directors, secretaries and auditors of the Company shall resign from their offices and employment with the Company with effect from the end of the relevant board meeting.

5.	Such letters as may be required varying the terms of the service agreements of Rupert Ashe, Steven Bedford and Andrew Mackay shall be entered into by the Company and the above individuals.

6.	The persons the Buyer nominates shall be appointed as directors and secretary of the Company (but not exceeding any maximum number of directors contained in the Company’s articles of association). The appointments shall take effect at the end of the board meeting.

7.	KPMG shall be appointed as the auditors of the Company with effect from the end of the relevant board meeting.

8.	All the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

9.	The address of the registered office of the Company shall be changed to the address required by the Buyer.

10.	The accounting reference date of the Company shall be changed to the date required by the Buyer.

Schedule 4
WARRANTIES
Part 1. General warranties
POWER TO SELL THE COMPANY

1.	Each Seller has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

2.	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on each Seller in the terms of the agreement and such other documents.

3.	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:
(a)	any agreement or instrument to which any Seller is a party or by which it is bound; or

(b)	any order, judgment, decree or other restriction applicable to any Seller.
SHARES IN THE COMPANY AND SUBSIDIARIES

4.	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

5.	Each Seller is the sole legal and beneficial owner of the number of Sale Shares set against his name in Schedule 1.

6.	The Sale Shares are free from all Encumbrances.

7.	No right has been granted or commitment given to create a right to any person to require the Company to issue any share capital and no Encumbrance has been created or commitment given to create any Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company and no person has claimed any rights in connection with any of those things.

8.	The Company does not:
(a)	does not hold or beneficially owns, nor has agreed to acquire, any securities of any corporation; or

(b)	is not nor has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	does not have, outside its country of incorporation, any branch or permanent establishment; or

(d)	has not allotted or issued any securities that are convertible into shares.

9.	The Company has not at any time:
(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in connection with any acquisition of its share capital as it would fall within sections 151 to 158 (inclusive) of the Companies Acts.
10.	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

CONSTITUTIONAL AND CORPORATE DOCUMENTS

11.	The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company Disclosed to the Buyer or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

12.	All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

13.	All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

INFORMATION

14.	The particulars relating to the Company in this agreement are accurate and not misleading.

COMPLIANCE WITH LAWS

15.	The Company has at all times conducted its business in accordance with all applicable laws and regulations.

LICENCES AND CONSENTS

16.	The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

17.	So far as the Warrantors are aware, there is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

INSURANCE

18.	The insurance policies maintained by or on behalf of the Company provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company.

19.	The brief particulars of those policies as set out in the Disclosure Letter are accurate and not misleading.

20.	There are no material outstanding claims under, or in respect of the validity of any of those policies and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any claim under any of those policies.

21.	All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done by the Company, or so far as the Warrantors are aware, by any third party which would make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

POWER OF ATTORNEY

22.	There are no powers of attorney in force given by the Company.

23.	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company business.

24.	The Disclosure Letter sets out details of all persons who have authority to bind the Company in the ordinary course of business.

DISPUTES AND INVESTIGATIONS

25.	The Company nor, so far as the Warrantors are aware, any person for whom the Company is vicariously liable:
(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(b)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.
26.	No director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraph 25 of this Schedule 4.

27.	No such proceedings, investigation or inquiry as are mentioned in paragraph 25 or paragraph 26 of this Schedule 4 have been threatened or are pending and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such proceedings.

28.	The Company is not affected by any existing or pending judgments or rulings and has not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

DEFECTIVE PRODUCTS

29.	The Company has not sold any products which were, at the time they were sold, faulty or defective or did not comply with:
(a)	warranties or representations expressly made or implied by or on behalf of the Company; or

(b)	all laws, regulations, standards and requirements applicable to the products.
30.	No proceedings have been started, are pending or have been threatened against the Company in which it is claimed that any products sold by the Company are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

31.	No proceedings have been started and there are no outstanding liabilities or claims pending or threatened against the Company in respect of the provision of in store customer service for which the Company is or may become liable and no dispute exists between the Company and any of its customers or clients.

CUSTOMERS AND SUPPLIERS

32.	In the 12 months ending with the date of this agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:
(a)	the loss of any of its customers or suppliers; or

(b)	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c)	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.
COMPETITION

The definition in this paragraph applies in this agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

33.	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

34.	The Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

35.	No such investigation, inquiry or proceedings as mentioned in paragraph 34 of this Schedule 4 have been threatened or are pending and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

36.	The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction in which the Company conducts business and the Company has not given any undertakings or commitments to such bodies which affect the conduct of the Business.

37.	The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the common market.

CONTRACTS

The definition in this paragraph applies in this agreement.

Material Contract: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

38.	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:
(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of business of the Company; or

(d)	may be terminated as a result of any Change of Control of the Company; or

(e)	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)	involves agency or distributorship; or

(g)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(i)	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(j)	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £50,000; or

(k)	requires the Company to pay any commission, finders’ fee, royalty or the like; or

(l)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(m)	is not on arm’s length terms; or

(n)	provides for payments or other dealings in or calculated by reference to the euro.
39.	Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and:
(a)	so far as the Warrantors are aware, no other party to a Material Contract has defaulted under or breached such a contract; and

(b)	no such default or breach by the Company or any other party has been threatened or, so far as the Warrantors are aware, is likely.
40.	No notice of termination of a Material Contract has been received or served by the Company and, so far as the Warrantors are aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.
TRANSACTIONS WITH THE SELLER
41.	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:
(a)	any Seller or any member of a Seller’s Group (where a Seller is a company) or person Connected with any Seller; or

(b)	any director of a member of a Seller’s Group (where a Seller is a company) or any person Connected with such a member or director.
42.	No Seller, nor any person Connected with any Seller, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which any Seller or a person Connected with any Seller would otherwise be entitled.

FINANCE AND GUARANTEES

43.	Full particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

44.	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

45.	The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained:
(a)	in the memorandum and articles of association of the Company; or

(b)	in any debenture or other deed or document binding on the Company.
46.	The Company does not have any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

47.	The Company has not:
(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b)	waived any right of set-off it may have against any third party.
48.	All debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts and all debts subsequently recorded in the books of the Company have either prior to the date of this agreement been realised or will, within three months after the date of this agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

49.	No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.

50.	The Company is not responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

51.	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

52.	Particulars of the balances of all the bank accounts of the Company, showing the position as at the Business Day immediately preceding the date of this agreement, have been Disclosed and the Company has no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

53.	A Change of Control of the Company will not result in:
(a)	termination of or material effect on any financial agreement or arrangement to which the Company is a party or subject; or

(b)	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

INSOLVENCY

54.	The Company:
(a)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to it; and

(b)	has not stopped paying its debts as they fall due.
55.	No step has been taken to initiate any process by or under which the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented or a person is appointed to manage the affairs, business and assets of the Company.

56.	In relation to the Company:
(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)	no notice of an intention to appoint an administrator has been given by the Company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).
57.	No process has been initiated which would lead to the Company being dissolved and its assets being distributed among its creditors, shareholders or other contributors.

58.	No distress, execution or other process has been levied on an asset of the Company.

ASSETS

59.	The Company is the full legal and beneficial owner without Encumbrance of, and has good and marketable title to and has possession and control of all the assets included in the Accounts, any assets acquired since the Accounts Date and all other assets used by the Company, except for those disposed of since the Accounts Date in the normal course of business.

CONDITION OF STOCK IN TRADE

60.	The stock-in-trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a buyer.

ENVIRONMENTAL

The definitions in this paragraph apply in this agreement.

Hazardous Substances: any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the Environment.

Environment: air, water and land, all living organisms and natural or man-made structures.

Environmental Law: any law in so far as it relates to Environmental Matters.

Environmental Matters: the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste.

Waste: all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

61.	All permits, consents and licences required or issued under Environmental Law which are necessary for carrying on the Business are in full force and effect and have been complied with and, so far as the Warrantors are aware, there are no circumstances (including, but not limited to, the sale of the Sale Shares to the Buyer) likely to give rise to the modification, suspension or revocation of or lead to the imposition of unusual or onerous conditions on, or to prejudice the renewal of any of those permits, consents or licences.

62.	The Company has at all times complied with all Environmental Laws applicable to it.

63.	No proceeding or action relating to Environmental Law has been taken, is pending or threatened against the Company or any employees, directors or officers of the Company by any competent authority or any other person.

INTELLECTUAL PROPERTY

64.	The definition in this paragraph applies in this agreement.

Intellectual Property Rights: patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

65.	The Company does not own any Intellectual Property Rights.

66.	Complete and accurate particulars are set out in Schedule 6 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company uses or exploits Intellectual Property Rights owned by any third party and nothing is due to be done within 30 days of Completion which would jeopardise the use of such Intellectual Property Rights.

67.	The agreements and licences set out in Schedule 6:
(a)	are valid and binding;

(b)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(c)	are not the subject of any claim, dispute or proceeding, pending or threatened;

(d)	have, where required, been duly recorded or registered; and

(e)	are all the agreements and licenses necessary for the operation of the Business.
68.	A Change of Control of the Company will not result in the termination of or materially affect any of the Intellectual Property Rights set out in Schedule 6.

69.	The activities of the Company do not infringe any third party Intellectual Property Rights.

70.	The Buyer acknowledges and agrees that there shall be no breach of Warranty in respect of paragraph 67(b) and 69 to the extent that the Company has been and is acting in accordance with the provisions of its Franchise Agreement with Build-a-Bear Workshop Franchise Holdings, Inc.

INFORMATION TECHNOLOGY

The definitions in this paragraph apply in this agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company.

71.	The IT System has been properly maintained, is in good working order and is, in the reasonable opinion of the Warrantors, sufficient for the purposes of the Business as at the date hereof.

EMPLOYMENT

The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

Employee: any person employed by the Company under a contract of employment.

Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

72.	The name of each person who is a Director is set out in Schedule 1.

73.	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company and the principal terms of their contract.

74.	The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from a company) and the particulars of the terms on which the individual provides services.

75.	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

76.	No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between:
(a)	the Company and any of its current or former Employees relating to their employment, its termination and any reference given by the Company regarding them; or

(b)	the Company and any of its current or former Workers relating to their contract, its termination and any reference given by the Company regarding them.
77.	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

78.	The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not enable any Directors, officers or [senior] Employees of the Company to terminate their employment or receive any payment or other benefit.

79.	All contracts between the Company and its Employees and Workers are terminable at any time on three months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment or any liability on the part of the Company other than wages, commission or pension).

80.	All contracts between the Company and its Directors, Employees or Workers comply with any relevant requirements of section 319 of the Companies Act 1985.

81.	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

82.	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme (not in force at the date hereof) relating to the profit or sales of the Company (other than such scheme as Disclosed).

83.	The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

84.	The Company has not incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

85.	The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

86.	The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and, so far as the Warrantors are aware, there is nothing likely to give rise to such a dispute or claim.

87.	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

88.	The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.

89.	In respect of each Employee and Worker, the Company has:
•	performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

•	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

•	maintained adequate and up to date records.
90.	Part 7 of the Income Tax (Earnings and Pensions) Act 2003 does not apply to any shares in the Company.

PROPERTY

The definitions in this paragraph apply in this agreement.

Current Use: the use for each Property as set out in Schedule 7.

Lease: the lease under which each Leasehold Property is held.

Leasehold Properties: the Leasehold Properties set out in Schedule 7and Leasehold Property means any one of them or part of parts of any one of them.

Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

Planning Acts: the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation

Act 1991; the Planning and Compulsory Purchase Act 2004; and any other legislation from time to time regulating the use or development of land.

Properties: the Leasehold Properties and Property means any one of them or any part or parts of any one of them.

Property Statutes: the Public Health Acts; the Occupiers Liability Act 1957; the Offices, Shops and Railway Premises Act 1963; the Health and Safety at Work etc. Act 1974; the Control of Pollution Act 1974; the Occupiers Liability Act 1984; the Environmental Protection Act 1990; the Construction (Design and Management) Regulations 1994; the Environmental Protection Act 1995; the Disability Discrimination Act 1995; the Control of Asbestos at Work Regulations 2002; and all regulations, rules and delegated legislation under, or relating to, such statutes.

Statutory Agreement: an agreement or undertaking entered into under section 18 of the Public Health Act 1936; section 52 of the Town and Country Planning Act 1971; section 33 of the Local Government (Miscellaneous Provisions) Act 1982; section 106 of the Town and Country Planning Act 1990; section 104 of the Water Industry Act 1991; and any other legislation (later or earlier) similar to these statutes.

91.	The particulars of the Properties set out in Schedule 7 are true, complete and accurate.

92.	The Properties are the only land and buildings owned, used or occupied by the Company.

93.	The Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

94.	The Company does not have any actual or contingent liability in respect of Previously-owned Land and Buildings.

95.	Neither the Company, nor any company that is or has at any time been a Subsidiary of the Company, has given any guarantee or indemnity for any liability relating to any of the Properties.

96.	The Company is solely legally and beneficially entitled to each of the Properties, and is in possession and actual occupation of the whole of it on an exclusive basis and no right of occupation has been granted to a third party.

97.	All the documents of title to be delivered to the Buyer on the Completion Date shall be original documents, with all Stamp Duty Land Tax duly paid and registered, where completed.

98.	Where title to any of the Properties is not registered at HM Land Registry, there is no caution against first registration of title and no event has occurred in consequence of which a caution against first registration of title could be effected.

99.	There is no circumstance that could rnder any transaction affecting the title of the Company to any of the Properties liable to be set aside under the Insolvency Act 1986.

100.	There are no insurance policies relating to any issue of title affecting the Properties.

101.	There are, appurtenant to each of the Properties, all rights and easements necessary for their Current Use and enjoyment (without restriction as to time or otherwise).

102.	The unexpired residue of the term granted by each Lease, is or will be vested in the Company and is or will be valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

103.	So far as the Company is aware, in relation to each Lease, the landlord and each lessee, tenant, licensee or occupier has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

104.	In relation to each Lease, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each Lease (Lease Sums) have been paid as and when they became due and no Lease Sums have been:
•	set off or withheld; or

•	commuted, waived or paid in advance of the due date for payment.
105.	Any consents required for the grant of each Lease, and for the assignments of each Lease, have been obtained and placed with the documents of title along with evidence of the registration of grant where completed.

106.	The Properties (and the proceeds of sale from them) are free from:
•	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rentcharge, lien or other right in the nature of security; and

•	any agreement for sale or estate contract, option,
107.	So far as the Company is aware, the Properties are not subject to any matters which are, or (where title to any of the Properties is not registered) would be unregistered interests which override first registration under Schedule 1 to the Land Registration Act 2002 and unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002.

108.	So far as the Company is aware, there are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Properties which are of an onerous or unusual nature, or affect their value, or which conflict with the Current Use of the Properties.

109.	So far as the Company is aware, all covenants, restrictions, stipulations and other encumbrances affecting the Properties have been fully observed and performed and no notice of any alleged breach has been received by the Company (or its predecessors in title).

110.	There are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Properties.

111.	So far as the Company is aware, there are no matters which are registered as local land charges.

112.	The Current Use of each of the Properties is the permitted use for the purposes of the Planning Acts. Where applicable, the Current Use of each of the Properties is in accordance with the provisions of the Leases.

113.	All necessary building regulation consents have been obtained both in relation to the Current Use of the Properties and any alterations and improvements to them.

114.	The Company is not aware of any claim or liability (contingent or otherwise) under the Planning Acts in respect of the Properties, or any Statutory Agreement affecting the Properties, are outstanding nor are the Properties the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Properties, and, so far as the Company is aware, the Company is not aware of any matter or circumstances which would lead to any such notice, order, resolution or proposal.

115.	The Company and the Subsidiaries have complied with all applicable statutory and bye- law requirements, and all regulations, rules and delegated legislation, relating to the Properties and their Current Use, including (without limitation) all requirements under the Property Statutes.

116.	Each of the Properties is in a good state of repair and condition and fit for the Current Use.

117.	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties as opposed to the developments of which they form part.

ACCOUNTS

118.	The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the law of that jurisdiction.

119.	The Accounts:
(a)	make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

(b)	do not overstate the value of current or fixed assets; and

(c)	do not understate any liabilities (whether actual or contingent).
120.	The Accounts show a true and fair view of the commitments and financial position and affairs of the Company as at the Accounts Date and of the profit and loss of the Company for the financial year ended on that date.

121.	The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the Accounts Date.

122.	The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

123.	The Accounts have been filed and laid before the Company in general meeting in accordance with the requirements of the Companies Acts.

124.	The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the prior accounting period without any change in accounting policies used.

125.	The Management Accounts have been prepared on a basis consistent with that employed in preparing the previous management accounts of the Company and fairly represent the assets and liabilities and the profits and losses of the Company as at and to the date for which they have been prepared.

FINANCIAL AND OTHER RECORDS

126.	All financial and other records of the Company (excluding the Accounts and the Management Accounts) including all deeds and documents belonging to the Company:
(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company.
127.	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

128.	All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the Companies Acts.

CHANGES SINCE ACCOUNTS DATE

129.	Since the Accounts Date:
(a)	the Company has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover, financial position or prospects of the Company;

(c)	the Company has not issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(e)	save as Disclosed, the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £50,000;

(f)	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

(g)	there has been no abnormal increase or reduction of stock in trade;

(h)	none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts; and

(i)	the Company has not offered price reductions or discounts or allowances on sales of stock in trade, or sold stock in trade at less than cost price.
EFFECT OF SALE ON SALE SHARES

130.	Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:
(a)	cause the Company to lose the benefit of any right or privilege it presently enjoys; or

(b)	relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company; or

(c)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(d)	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(e)	result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

(f)	so far as the Warrantors are aware, result in any officer or senior Employee leaving the Company; or

(g)	result in a breach by the Company of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(h)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business; or

(i)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

(j)	result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

(k)	entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company.
RETIREMENT BENEFITS

131.	The Company has no Pension Scheme and the Company has no obligation to provide or contribute towards pension, lump sum, death, ill health, disability or accident benefits in respect of its past or present officers and employees.
Part 2. Tax warranties
GENERAL

132.	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted, were accurate and complete when supplied and remain accurate and complete in all material respects and none of the above is, or, so far as the Warrantors are aware, is likely to be, the subject of any material dispute with any Taxation Authority.

133.	All Taxation (whether of the United Kingdom or elsewhere) for which the Company is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid).

134.	The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

135.	The Company has not paid since the date of its incorporation nor is liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute.

136.	The Company has not within the past 12 months been subject to any non-routine visit, audit, investigation, discovery or access order by any Taxation Authority and the Warrantors are not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

137.	The amount of Taxation chargeable on the Company during any accounting period since the date of its incorporation has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority.

138.	All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

139.	The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and, so far as the Warrantors are aware, none of such claims, disclaimers or elections are likely to be disputed or withdrawn.

140.	The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which the Company is or at Completion will be entitled to:
(a)	make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or provision; and/or

(b)	appeal against any assessment or determination relating to Taxation; and/or

(c)	apply for a postponement of Taxation.
141.	The Company is not liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation of any other person where that other person fails to discharge liability to Taxation to which he is or may be primarily liable.

142.	The Company has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date but prior to Completion.

CHARGEABLE GAINS

143.	The book value shown or adopted for the purposes of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under section 38 of TCGA 1992.

CAPITAL ALLOWANCES

144.	No balancing charge under the CAA 2001 (or any other legislation relating to capital allowances) would be made on the Company on the disposal of any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

145.	No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by the Company under the CAA 2001 (or any other legislation relating to capital allowances).

DISTRIBUTIONS

146.	No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by the Company except dividends shown in the Accounts and the Company is not bound to make any such distribution.

147.	No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

148.	The Company has not since the date of its incorporation been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

LOAN RELATIONSHIPS

149.	All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

CLOSE COMPANIES

150.	The Company has not at any time since the date of its incorporation been a close company within the meaning of sections 414 and 415 of ICTA 1988.

INTANGIBLE ASSETS

For the purposes of this paragraph 151, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 to which the provisions of that Schedule apply and references to an intangible fixed asset shall be construed accordingly.

151.	The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company and, so far as the Warrantors are aware, no circumstances have arisen since the Accounts Date by reason of which that basis might change.

152.	No claims or elections have been made by the Company under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company.

153.	Since the Accounts Date:
(a)	the Company has not owned and does not currently own an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

(b)	the Company has not realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and

(c)	no circumstances have arisen which have required, or, so far as the Warrantors are aware, will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

COMPANY RESIDENCE AND OVERSEAS INTERESTS

154.	The Company has since incorporation been resident in the United Kingdom for corporation tax purposes and has not at any time since incorporation been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.

155.	The Company does not hold shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company pursuant to section 13 of TCGA 1992.

156.	The Company is not holding nor has held since the date of its incorporation any interest in a controlled foreign company within section 747 of ICTA 1988, and does not have any material interest in an offshore fund as defined in section 759 of ICTA 1988.

157.	The Company does not have a permanent establishment outside the UK.

ANTI-AVOIDANCE

158.	All transactions or arrangements made by the Company have been made on fully arm’s length terms and there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

159.	The Company has not at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company could be liable to taxation as a result of the principles in W.T Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases.

INHERITANCE TAX

160.	The Company has not made any transfer of value within sections 94 and 202 of the IHTA 1984, nor has it received any value such that liability might arise under section 199 of the IHTA 1984, nor has it been a party to associated operations in relation to a transfer of value as defined by section 268 of the IHTA 1984.

161.	There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company and none of them are subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of the IHTA 1984.

162.	No asset owned by the Company, nor the Sale Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the IHTA 1984.

VAT

163.	The Company is a taxable person and is duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs and the Company is not (nor, so far as the Warrantors are aware, are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

164.	The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

165.	All supplies made by the Company are taxable supplies and the Company has not been nor, so far as the Warrantors are aware, will be denied full credit for all input tax by reason of the operation of sections 25 and 26 of the VATA 1994 and regulations made thereunder or for any other reasons and no VAT paid or payable by the Company is not input tax as defined in section 24 of the VATA 1994 and regulations made thereunder.

166.	The Company is not nor has been for VAT purposes a member of any group of companies and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group.

167.	For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company or any relevant associates of the Company (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Letter and:
(a)	all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10 to the VATA 1994 has been given and any permission required by paragraph 3(9) of Schedule 10 to the VATA 1994 has been properly obtained; and

(b)	no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2(3AA) of Schedule 10 to the VATA 1994.
168.	The Company does not own nor has since the date of its incorporation owned any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

169.	The Company has not made any claim for bad debt relief under section 36 of the VATA 1994 and, so far as the Warrantors are aware, and there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there could be a claw back of input VAT from any Company under section 36(4) of the VATA 1994.

STAMP DUTY AND STAMP DUTY LAND TAX

170.	Any document that is necessary in proving the title of the Company to any asset which is owned by the Company at Completion or any document which the Company may wish to enforce or produce in evidence is duly stamped for stamp duty purposes.

171.	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

172.	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48, Finance Act 2003) acquired or held by the Company before Completion in respect of which the Warrantors are aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

Schedule 5
TAX COVENANT
1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant:

Buyer’s Relief: means:
(a)	any Accounts Relief (as defined in paragraph (a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph (b) of the definition of Liability for Taxation);

(b)	any Post Accounts Date Relief of the Company (as defined in paragraph (c) of the definition of Liability for Taxation); and

(c)	any Relief whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company.
Buyer’s Tax Group: the Buyer and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Event: includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation: any liability of the Company to make a payment of or in respect of Tax whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons and shall also include:
(a)	the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Accounts (or which but for such Relief would have appeared in the Accounts) or where such Relief was treated as an asset of the Company in the Accounts or was taken into account in computing any deferred Tax asset which appears in the Accounts (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

(b)	the Loss of any right to repayment of Tax (including any repayment supplement) (Repayment Relief) which was treated as an asset in the Accounts (Loss of a

Repayment Relief), in which case the amount of the Liability for Taxation will be the amount of the loss of the right to repayment and any related repayment supplement;

(c)	the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before the Accounts Date of any Relief (Post Accounts Date Relief) or right to repayment of Tax (including any repayment supplement) which is not available before the Accounts Date but arises after the Accounts Date in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Warrantors under this Tax Covenant (Loss of a Post-Accounts Date Relief), in which case, the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set off or use;

(d)	any liability of the Company to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.
Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or claw-back for whatever reason.

Overprovision: the amount by which any provision in the Accounts relating to Tax (other than a provision for deferred Tax) is overstated (except to the extent that such overstatement results from the utilisation of a Buyer’s Relief), applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts (and ignoring the effect of any change in law made after Completion).

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of Tax in respect of which the Warrantors would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Warrantors have made a payment under paragraph 2 of this Tax Covenant.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation shall have the same meaning.

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Company or the Buyer is or may be subject to a Liability for Taxation or other liability in respect of which the Warrantors are or may be liable under this Tax Covenant.

Taxation Authority: HM Revenue & Customs, the Department of Social Security and any other governmental authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	A reference to an Event occurring on or before Completion includes a series or combination of Events which are linked all of which were or the first of which was an Event occurring on or before Completion.

1.5	Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:
(a)	anything which involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group) or is the liability of the Company only because some other person, other than a member of the Buyer’s Tax Group, has failed to pay it or is the liability of the Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

(b)	anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms; or

(c)	anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d)	anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

(e)	anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f)	anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes.
1.6	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.7	For the avoidance of doubt, references to any Liability for Taxation of the Company which results from any gains earned or received on or before Completion or any Event on or before Completion include a reference to any Liability for Taxation of the Company resulting from the sale of the Sale Shares pursuant to this agreement (including, without limitation, any liability arising under section 179 of TCGA 1992).

2.	COVENANT

The Warrantors covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Warrantors shall pay to the Buyer, to the extent possible, but not so as to limit the amount payable where not wholly possible, by way of repayment of the consideration for the Sale Shares, an amount equal to any:
(a)	Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

(b)	Liability for Taxation which arises solely as a result of the relationship for Tax purposes of the Company with any person other than a member of the Buyer Tax Group whensoever arising;

(c)	payment of interest or penalties for which the Company is liable as a result of the Company failing to make any instalment payment under the Corporation Tax (Instalment Payments) Regulations 1998 in any period ending on or before Completion sufficient to avoid such interest or penalties;

(d)	Liability for Taxation falling within paragraph (a) to paragraph (d) of the definition of Liability for Taxation; and

(e)	costs and expenses referred to in paragraph 11.
3.	PAYMENT DATE AND INTEREST

3.1	Where the Warrantors are liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2(e)), the due date for the making of that payment (Due Date) shall be the earlier of the date falling seven days after the Buyer has served a notice on the Warrantors demanding that payment and in a case:
(a)	that involves an actual payment of Tax (including any payment pursuant to paragraph 2(e)) by the Company, the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)	that falls within paragraph (a) of the definition of Liability to Taxation, the last date upon which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

(c)	that falls within paragraph (b) of the definition of Liability to Taxation, the date upon which the repayment was due from the relevant Taxation Authority; or

(d)	that falls within paragraph (c) of the definition of Liability to Taxation, the date upon which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority; or

(e)	that falls within paragraph (d) (liability for indemnity, guarantee or covenant payment) of the definition of Liability for Taxation, not later than the fifth day before the day on which the Company is due to make the payment or repayment.
3.2	Any dispute as to the amount specified in any notice served on the Seller under paragraph 3.1(b) to paragraph 3.1(e) shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Warrantors and the Buyer).

3.3	If any sums required to be paid by the Warrantors under this Tax Covenant are not paid on the Due Date, then, except to the extent that the Warrantors liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of HSBC or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	EXCLUSIONS

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Taxation to the extent that:
(a)	a provision or reserve in respect thereof is made in the Accounts; or

(b)	it arises as a result of a transaction in the ordinary course of business of the Company between the Accounts Date and Completion and is not an interest or penalty (which expression includes interest or penalties under the Corporation Tax (Instalment Payments) Regulations 1998), surcharge or fine in connection with Tax; or

(c)	it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal, after Completion, of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part) or any change in the published practice of any Taxation Authority after Completion; or

(d)	it would not have arisen but for a change after Completion in the accounting bases upon which the Company values its assets (other than a change made in order to comply with UK GAAP); or

(e)	the Buyer is compensated for any such matter under any other provision of this agreement; or

(f)	it would not have arisen but for a voluntary act or transaction carried out by the Buyer or the Company after Completion being an act which:
(i)	is not in the ordinary course of business; or

(ii)	could reasonably have been avoided; or

(iii)	the Company was not legally committed to do under a commitment that existed on or before Completion; or

(iv)	the Buyer was aware would give rise to the Liability for Taxation in question; or
(g)	the Liability for Taxation arises from a matter disclosed in the Disclosure Letter;

(h)	the Liability for Taxation has been made good or otherwise compensated for at no expense to the Buyer or the Company;

(i)	the Liability for Taxation is attributable to the Company ceasing to be entitled to the small companies’ rate of corporation tax;

(j)	the Liability for Taxation would not have arisen or would have been reduced or eliminated but for any claim, disclaimer or election made after Completion by the Buyer or the Company including, without limitation, a disclaimer of or a revision to a claim for capital allowances claimed before Completion.
5.	OVERPROVISIONS

5.1	If, on or before the seventh anniversary of Completion, the auditors for the time being of the Company certify (at the request and expense of the Warrantors) that any provision for Tax in the Accounts has proved to be an Overprovision, then:
(a)	the amount of any Overprovision shall first be set off against any payment then due from the Warrantors under this Tax Covenant;

(b)	to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

(c)	to the extent that excess referred to in paragraph 5.1(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments which become due from the Warrantors under this Tax Covenant.
5.2	After the Company’s auditors have produced any certificate under this paragraph 5, the Warrantors or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review (at the expense of the party requesting such review) that certificate in the light of all relevant circumstances, including any facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether in their opinion the certificate remains correct or whether, in light of those circumstances, it should be amended.

5.3	If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Warrantors as soon as practicable.

6.	SAVINGS

6.1	If (at the Warrantors request and expense) the auditors for the time being of the Company determine that the Company has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Warrantors the lesser of:
(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer or the Company; and

(b)	the amount paid by the Warrantors under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Warrantors under any provision of this Tax Covenant or otherwise.
7.	RECOVERY FROM THIRD PARTIES

7.1	Where the Warrantors have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer or the Company is or becomes entitled to recover from some other person not being the Buyer or the Company or any other company within the Buyer’s Tax Group, any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:
(a)	notify the Warrantors of its entitlement as soon as reasonably practicable; and

(b)	if required by the Warrantors and, subject to the Buyer or the Company being indemnified by the Warrantors against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Warrantors fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action pursuant to this paragraph 7.1 (other than an action against:
(i)	a Taxation Authority; or

(ii)	a person who has given Tax advice to the Company on or before Completion),

which, in the Buyer’s reasonable opinion, is likely to harm its or the Company’s commercial relationship (potential or actual) with that or any other person.

7.2	If the Buyer or the Company recovers any amount referred to in paragraph 7.1, the Buyer shall account to the Warrantors for the lesser of:
(a)	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Warrantors under paragraph 7.1(b)); and

(b)	the amount paid by the Warrantors under paragraph 2 in respect of the Liability for Taxation in question.
8.	CORPORATION TAX RETURNS

8.1	The Warrantors or their duly authorised agent prepare the corporation tax returns and computations of the Company for all accounting periods ended on or prior to the Accounts Date, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

8.2	The Buyer shall procure that the returns and computations referred to in paragraph 8.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and shall give the Warrantors or their agent all such assistance as may reasonably be required to agree those returns and computations with the relevant Taxation Authority provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 8.2 in relation to any return that is not full, true and accurate in all material respects.

8.3	The Warrantors or their duly authorised agent shall prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or prior to the Accounts Date provided that the Warrantors shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

8.4	The Buyer shall procure that the Company afford such access to their books, accounts and records as is necessary and reasonable to enable the Warrantors or their duly authorised agent to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 8.

8.5	The Warrantor shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority in a timely manner.

8.6	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8; and

(b)	the provisions of this paragraph 8 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.
9.	CONDUCT OF TAX CLAIMS

9.1	If the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Warrantors as soon as is reasonably practicable, provided that if the Warrantors receive any Tax Claim for whatever reason, they shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed on receipt of such notification to have given the Warrantors notice of such Tax Claim in accordance with the provisions of this paragraph 9 provided always that the giving of such notice shall not be a condition precedent to the Warrantors’ liability under this Tax Covenant.

9.2	Provided that the Warrantors indemnify the Buyer and the Company to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company shall take such action as the Warrantors may reasonably request by notice in writing given to the Buyer or the Company to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Warrantors having been given written notice of the receipt of such assessment, the Buyer or the Company have not within 14 days of the date of the notice, received instructions in writing from the Warrantors to do so.

9.3	If:
(a)	the Warrantors do not request the Buyer or the Company to take any action under paragraph 9.2 or fails to indemnify the Buyer or the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Warrantors) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period will not in any event exceed a period of 14 days; or

(b)	the Warrantors (or the Company before Completion) have been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)	the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal, unless the Warrantors have obtained the opinion of Tax counsel of at least 5 years’ standing that there is a reasonable prospect that the appeal will succeed, the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit.

9.4	Subject to paragraph 9.3, by agreement in writing between the Buyer and the Warrantors, the conduct of a Dispute may be delegated to the Warrantors upon such terms as may be agreed from time to time between the Buyer and the Warrantors, provided that, unless the Buyer and the Warrantors specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:
(a)	the Buyer or the Company shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers shall be subject to the approval of the Buyer, such approval not to be unreasonably withheld or delayed;

(c)	all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer or the Company for approval and shall only be finally transmitted if such approval is given, which approval is not to be unreasonably withheld or delayed; and

(d)	the Warrantors shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer or the Company without the prior approval of the Buyer or the Company (as may be appropriate), such approval not to be unreasonably withheld or delayed.
9.5	The Buyer shall provide and shall procure that the Company provides to the Warrantors and their professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Warrantors to take such action as is referred to in this paragraph 9.

9.6	Neither the Buyer nor the Company shall be subject to any claim by or liability to the Warrantors for non-compliance with any of the provisions of this paragraph 9 if the Buyer or the Company has bona fide acted in accordance with the instructions of the Warrantors.

10.	GROSSING UP

10.1	All sums payable by the Warrantors to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Warrantors shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If any additional amount is paid pursuant to this paragraph by virtue of any deduction or withholding being required by law to be made and the Buyer receives a tax credit, repayment or other benefit by reason of any deduction or withholding in respect of which the Warrantors have paid an additional amount, the Buyer shall pay to the Warrantors forthwith the amount of such tax credit, repayment or other benefit.

10.2	If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

10.3	If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 10.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability

10.4	If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Warrantors shall not be liable pursuant to paragraph 10.1 or paragraph 10.2, save to the extent that the Warrantors would have been so liable had no such assignment occurred.

11.	COSTS AND EXPENSES

The covenant contained in paragraph 2 of this Tax Covenant shall extend to all costs and expenses incurred by the Buyer or the Company in connection with any matter included under paragraph 2 of this Tax Covenant and the enforcement of rights under this Tax Covenant.

Schedule 6
INTELLECTUAL PROPERTY RIGHTS LICENSED FROM THIRD PARTIES
1)	Sub-Licence Agreement dated December 26 2003 between Build-A-Bear Workshop, Inc (1) and Amsbra Ltd (2) re: trademarks owned by Sketchers USA, Inc.;

2)	Retail product licence between Amsbra Ltd and Sheffield Wednesday Football Club to sell Sheffield Wednesday football kit dated June 2005.
PENDING APPLICATIONS FOR TRADEMARK
REGISTRATION (EUROPEAN UNION)

	Application
Mark	Number	Classes
A BOOK STUFFED WITH MEMBEARIES	PENDING	16,28,41
A PAWSITIVELY FUN FAMILY EXPERIENCE	PENDING	28,35,41
AIR BATH DESIGN	PENDING	35,41,42
ALL THE BUZZ THAT’S BROUGHT TO BEAR	PENDING	16
AUDIO SOUND STATIONS DESIGN STORE FIXTURE	PENDING	35,41,42
BEAR BUCKS	PENDING	9,16
BEAR HEAD DESIGN	PENDING	9,16,18,25,28,35,38,41,42
BEAR STUFF	PENDING	28,35
BEAR STUFF CLEANER	PENDING	3
BEARANTEE	PENDING	28,35,41
BEARARMOIRE	PENDING	16,28,35,41,42
BEARAMOIRE DESIGN	PENDING	28,35,41
BEAREMY	PENDING	28,35,41
BEAREMY’S KENNEL PALS	PENDING	28
BEARISM	PENDING	16,28,35
BEARY FUN CLUBHOUSE	PENDING	28,35,41
BEARY NEWSWORTHY	PENDING	16,35,42
BEARYJANE	PENDING	28,35,41
BUILD-A-BEAR WORKSHOP	PENDING	6,9,14,16,18,20,21,24,25,28,35,39,41
BUILD-A-BEAR WORKSHOP & DESIGN	PENDING	9,14,18,25,36,41
BUILD-A-DOLL WORKSHOP	PENDING	6,9,14,16,18,20,21,25,28,35,42

	Application
Mark	Number	Classes
BUILD-A-GRAM	PENDING	28,39,41
BUILD-A-PARTY	PENDING	28,35,41
BUTTON DESIGN	PENDING	16,25,28,35,41,42
BUTTON WALL WITH SPOOL DESIGN STORE FIXTURE	PENDING	16,35,41
BUY STUFF CLUB	PENDING	16,35,41
CASH COUNTER DESIGN	PENDING	35,41,42
CHOOSE ME HEAR ME STUFF ME STITCH ME FLUFF ME NAME ME DRESS ME TAKE ME HOME	PENDING	35,39
CLOTHES HANGER DESIGN	PENDING	28
COLLECTIBEAR	PENDING	28,35,41
COLLECTIBUNNY	PENDING	28
CUBCASE	PENDIGN	28
CUBCASE DESIGN	PENDING	28,35,41
CUB CONDO	PENDING	28
CUB CONDO DESIGN	PENDING	16,35,41
FIND-A-BEAR	PENDING	28,35,40,42
FLORA BEAR	PENDING	28
FRIENDSHOP	PENDING	25,28,35
FUN SHUI	PENDING	16,28
FUR SHUI	PENDING	16,28
HEART & PAWPRINT DESIGN	PENDING	28K,35,41
HIBERNITIES	PENDING	3,24,25,28
LIL CUB	PENDING	28
LOVE STUFF HEADQUARTERS	PENDING	28,35,41
MEMBEARIES	PENDING	16,28,41
PAWLETTE COUFUR	PENDING	16,28
PAWSIZER	PENDING	28
SEWING COLUMN DESIGN	PENDING	35,41
SHOE HANGER DESIGN STORE FIXTURE	PENDING	18,25,28
SHOE SOLE #1 DESIGN	PENDING	28,35,41
SHOE SOLE #2 DESIGN	PENDING	28,35,41
SHOE SOLE #3 DESIGN	PENDING	28,35,41
SPOOL & TREE DESIGN STORE FIXTURE	PENDING	35,41,42

	Application
Mark	Number	Classes
SPOOL DESIGN STORE FIXTURE	PENDING	35,41
STITCHED WITH LOVE	PENDING	25,28,35
TEDDY BEAR CENTENNIAL	PENDING	25,28
TEDDYOLOGY	PENDING	28,35,41
THE BEAR PROMISE	PENDING	35,41,42
THE BEARY BEGINNING	PENDING	16,28,41
TOY FURNITURE CARRIER (Comfy Stuff Carrier)	PENDING	28,35
UNDIBEAR	PENDING	3,25,28
UNITED FOR THE PAWS	PENDING	28,35,36
WHERE BEST FRIENDS ARE MADE	PENDING	9,16,25,28,35,41
WHERE BEST FRIENDS FIND COMFY STUFF	PENDING	35
WHERE SPECIAL MEMORIES ARE MADE	PENDING	28,35,41
WORKSHOP	PENDING	25,28,35
WORLD’S BEAR FAIR	PENDING	35,41,42
WORLDWIDE CUB CLUB	PENDING	16,35,41
ZIPPER COLUMN DESIGN STORE FIXTURE	PENDING	35, 41
REGISTERED TRADEMARKS (EUROPEAN UNION

	Application
Mark	Number	Classes
BABW	1,709,013	28,35,41
BEARITAGE	1,724,301	28,35,41
BEARRIFIC	1,724,285	28
BUILD-A-BEAR WORKSHOP & DESIGN	621,334	16,28,35,42
BUILD-A-BEAR WORKSHOP WHERE BEST FRIENDS ARE MADE & MEDALLION DES	1,010,834	6,9,14,16,18,20,21, 24,25,26,28,35,39,41,42
BUILD-A-SOUND	1,792,134	9,35,41
CUB CASH	2,086,783	16
CUB CONDO DESIGN	1,337,831	28,42
FLUFF AND STUFF	1,296,615	35,41,42

	Application
Mark	Number	Classes
HEART IN A BEAR TRADE DRESS	1,399,229	28,35,41,42
HEAR STUFF & DESIGN	1,430,446	28,35,41
JELLI BEARS	1,719,533	28
LIL O’ CUB	1,719,673	28
MAKING FRIENDS THAT MAKE A DIFFERENCE	2,094,431	25,28,35
OUR FOUNDING TEDDY	2,086,684	28
SCOOTFUR	2,181,964	28
STORE FRONT DESIGN	1,001,817	35,42
STUFFED WITH HUGS AND GOOD WISHES	1,649,953	28
TRAVELLING TEDDY	1,328,699	28
REGISTERED TRADEMARK (UNITED KINGDOM)

Mark	Application Number	Classes
BUILD-A-BEAR WORKSHOP WHERE BEST FRIENDS ARE MADE & Medallion Design	2,253,128	28,35
Part B – Copyright
1.	The Build-a-Bear “Operating Manual” including all marks and trade dress together with such other rights granted in the Build-a-bear Franchise Agreement.

Schedule 7
PARTICULARS OF PROPERTIES
Part 1. Leasehold properties
1.	33 Fremlin Walk, Maidstone, Kent ME14 1QG.

2.	Ground Floor Premises at Unit 9 North Piazza, Covent Garden, London WC2.

3.	Shop Unit No. 69 Croydon Centrale Shopping Centre, Croydon — Title Number SGL651624.

4.	Unit 229, The Chimes Shopping Centre, Uxbridge.

5.	Unit 19 Whitefriars, 7 Gravel Walk, Canterbury.

6.	Unit 17 Culver Precinct, Culver Street West and Head Street, Colchester, Essex.

7.	Unit 36 Halle Square, Manchester, Arndale.

8.	Office 21, St Stephen’s House and Grounds.

9.	Unit 103 Central Court, Wimbledon, London SW19.

10.	Unit 66B (21B Park Lane), The Meadowhall Centre, Sheffield.

11.	Unit 36, The Centre (also known as 131 Silbury Arcade), Centre Milton Keynes, Bucks — Title Number BM297374.

12.	Unit 18, The Glades Shopping Centre, Bromley.

Execution Page

Signed by	)
for and on behalf of WITTINGTON	)
INVESTMENTS LIMITED	)	/s/ SWB
Steven Bedford as Attorney

Signed by
NSS TRUSTEES LIMITED AND	)
SIMON BENTLEY for and on behalf of	)
REGENT’S PARK ESTATES PENSION	)	/s/ SWB
SCHEME
Steven Bedford as Attorney

Signed by	)
MALCOLM DALGLEISH	)	/s/ SWB
Steven Bedford as Attorney

Signed by	)
for and on behalf of GLOBAL PARTNERS	)
LIMITED	)	/s/ SWB
Steven Bedford as Attorney

Signed by	)
JUSTIN KENDRICK	)	/s/ SWB
Steven Bedford as Attorney

Signed by	)
CHRISTOPHER JOHN NEWLANDS SYKES	)
Steven Bedford as Attorney	)	/s/ SWB

Signed by	)
for and on behalf of AERO SYSTEMS SA	)
Steven Bedford as Attorney	)	/s/SWB

Signed by	)
for and on behalf of MERVILLE LIMITED	)	/s/ SWB
Steven Bedford as Attorney

Signed by	)
SUE BUCHAN	)	/s/ K. T. McKelvey
Kenneth McKelvey Under Power of Attorney for

Signed by	)
ANDREW MACKAY	)	/s/ SWB
Steven Bedford as Attorney

Signed by	)
for and on behalf of BOLDSWITCH LIMITED	)	/s/ Graham Roberts

Signed by	)
STEVEN BEDFORD	)	/s/ SWB

Signed by	)
RUPERT ASHE	)	/s/ SWB
Steven Bedford as Attorney

Signed by
Kenneth McKelvey Under Power of Attorney	)
for and on behalf of ANGUS SAMELS	)	/s/ K. T. McKelvey

Signed by
Kenneth McKelvey Under Power of Attorney	)
for and on behalf of JOHN HOWARD SMITH	)	/s/ K. T. McKelvey

Signed by
Kenneth McKelvey Under Power of Attorney	)
for and on behalf of KENNETH MCKELVEY	)	/s/ K. T. McKelvey .

Signed by
Kenneth McKelvey Under Power of Attorney	)
for and on behalf of JONATHAN PUNTER	)	/s/ K. T. McKelvey

Signed by
Kenneth McKelvey Under Power of Attorney	)
DAVID CULE	)	/s/ K. T. McKelvey

Signed by
Kenneth McKelvey Under Power of Attorney	)
GARY JACKSON	)	/s/ K. T. McKelvey

Signed by	)
PAUL ROSENBLATT	)	/s/ SWB
Steven Bedford as Attorney

Signed by	)
PHILIP LEWIS	)	/s/ SWB
Steven Bedford as Attorney

Signed by	)
MICHAEL MITCHELL	)	/s/ SWB
Steven Bedford as Attorney

Signed by	)
for and on behalf of BUILD-A-BEAR	)
WORKSHOP INC	)	/s/ Maxine Clark

Signed by	)
for and on behalf of BUILD-A-BEAR	)
WORKSHOP UK HOLDINGS LIMITED	)	/s/ Maxine Clark